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                                                                  Exhibit 3.1.9

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              EQUIDYNE CORPORATION


         EQUIDYNE CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

                  FIRST: The Board of Directors of the Corporation duly adopted resolutions at a special meeting of the Board of Directors held in accordance with Section 141 of the General Corporation Law of the State of Delaware (the "DGCL"), setting forth proposed amendments (the "Amendments") to the Certificate of Incorporation of the Corporation, declaring the Amendments to be advisable and calling for submission of the Amendment to the stockholders of the Corporation pursuant to
         Section 242 of the DGCL, and stating that the Amendments would be effective only after approval thereof by the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote thereon.

                  SECOND: The Certificate of Incorporation of the Corporation is hereby amended by amending Article FIRST of the Certificate of Incorporation to read as follows:

                           "FIRST: The name of the corporation is Cathay
                  Merchant Group, Inc. (the "Corporation")."

                  THIRD: The Certificate of Incorporation of the Corporation is hereby amended by amending the first sentence of Article FOURTH of the Certificate of Incorporation to read as follows:

                           "A. AUTHORIZED SHARES. The total number of shares of
                  stock which the Corporation shall have authority to issue is One Hundred One Million (101,000,000), of which One Hundred Million (100,000,000) shall be common stock, $0.10 par value (the "Common Stock"), and One Million (1,000,000) shall be preferred stock, $.01 par value (the "Preferred Stock")".

                  FOURTH: The Amendments have been duly adopted by the stockholders of the Corporation, at a special meeting of the stockholders of the Corporation held on September 16, 2004 in accordance with Section 211 of the DGCL.

                  FIFTH: The Amendments were duly adopted in accordance with the applicable provisions of Sections 242 and 141 of the DGCL.

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         IN WITNESS WHEREOF, Equidyne Corporation has caused this Certificate to be signed by its President as of the 6th day of October, 2004.



                                            By: /s/ Michael Smith
                                                -------------------------------
                                            Name: Michael Smith
                                            Title: President